Exhibit 99.1

Investor Relations:	Media Relations:
Bonnie Mott	Jennifer Bilsey
Verisity Ltd.	Verisity Ltd.
650/934-6800	650/934-6800
bonnie@verisity.com	jen@verisity.com

VERISITY ANNOUNCES SECOND QUARTER FISCAL 2003 FINANCIAL RESULTS

•	Net Income Grew 17% Sequentially on Revenue Growth of 7%

•	Broad technology upgrade addresses nanometer IC scalability

•	IEEE approves e Verification Language as basis for standardization

MOUNTAIN VIEW, Calif., July 21, 2003—Verisity Ltd. (NASDAQ: VRST), the leading supplier of verification process automation solutions, today announced financial results for the second fiscal quarter ended June 30, 2003. Revenue for the quarter was $12.5 million, a slight increase from the quarter ended June 30, 2002, and a 7% increase from revenue of $11.7 million for the quarter ended March 31, 2003.

The Company’s net income for the quarter ended June 30, 2003 was $2.2 million, or $0.10 per diluted share, compared to net income of $3.2 million, or $0.15 per diluted share, for the quarter ended June 30, 2002 and net income of $1.9 million, or $0.09 per diluted share, for the quarter ended March 31, 2003.

Revenue for the six months ended June 30, 2003, was $24.2 million, a 1% increase from revenue of $24.0 million for the six months ended June 30, 2002. For the six months ended June 30, 2003, the Company’s net income was $4.1 million, or $0.19 per diluted share, compared to a net income of $5.5 million, or $0.26 per diluted share, for the six months ended June 30, 2002.

“We are pleased with our ongoing progress on the financial front. We were able to deliver healthy sequential growth both in terms of revenue and net income for the quarter. Demand for Verisity’s solutions increased as customers evaluated their need for sophisticated verification process automation solutions that address the exponential growth in both development costs and complexity of their electronic designs,” said Moshe Gavrielov, Chief Executive Officer of Verisity.

“Verisity continues to advance its functional verification solutions. During the quarter we announced a broad upgrade to our product line to enhance the scalability of our solutions as the markets moves towards nanometer geometries and system level complexities. Verisity’s leadership position in functional verification places us as a preferred provider of advanced technology and methodology combined to automate the functional hardware and system verification processes. These solutions enable customers to detect potential flaws in their designs and accelerate time to volume with the highest quality and confidence,” said Mr. Gavrielov. “In addition to our product announcements, last month the Institute of Electrical and Electronics Engineers (IEEE) Design Automation Standards Committee announced that it has approved Verisity’s e verification language as a basis for standardization. By encouraging widespread industry adoption of our e language we ensure interoperability of our products with new emerging technologies.”

The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially. We do not plan to update, confirm or change this guidance until our next earnings conference call except by press release in the case of material events.

•	Revenue in the third quarter of 2003 is expected to be approximately $12.7 to $13.2 million

•	Earnings per fully diluted share in the third quarter of 2003 is expected to be approximately $0.10 to $0.11

•	Revenue for fiscal 2003 is expected to be between $50 and $52 million

•	Earnings per fully diluted share for fiscal 2003 is expected to be between $0.40 and $0.45

Verisity’s earnings call will be webcast today at 5:00 p.m. Eastern Time / 2:00 p.m. Pacific Time, and may be accessed at http://www.verisity.com. Following the conclusion of the webcast, a replay will be available via Verisity’s web site at http://www.verisity.com through July 28, 2003. For those without access to the Internet, a replay of the call will be available from 5:00 p.m. Pacific Time on July 21, 2003 through July 28, 2003. To listen to a replay, call (719) 457-0820, access code 489019. The Company plans to include a business outlook in the conference call.

About Verisity

Verisity, Ltd. (NASDAQ: VRST), is the leading supplier of process automation solutions for the functional verification market. The company addresses customers’ critical business issues with its market-leading software and intellectual property (IP) that effectively and efficiently verify the design of electronic systems and complex integrated circuits for the communications, computing, and consumer electronics global markets. Verisity’s Specman Elite® verification process automation automates manual processes and detects critical flaws in hardware designs enabling delivery of the highest quality products and accelerating time to market. The company’s strong market presence is driven by its proven technology, methodology, and solid strategic partnerships and programs. Verisity’s customer list includes leading companies in all strategic technology sectors. Verisity is a global organization with offices throughout Asia, Europe, and North America. Verisity’s principal executive offices are located in Mountain View, California, with its principal research and development offices located in Rosh Ha’ain, Israel. For more information, visit www.verisity.com.

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Forward-Looking Statements

To the extent statements contained herein are not purely historical, they are forward-looking statements. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the company’s filings with the Securities and Exchange Commission. Words such as “anticipate,” “estimate,” “expects,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance identify forward-looking statements. All forward-looking statements represent only management’s present expectations of future events and are subject to a number of factors and uncertainties that could cause actual results or performance to differ materially from those described in the forward-looking statements. In particular, these include the Company’s ability to accurately forecast the company’s short term and long term operating performance, predict customer demand due to the continued economic and geopolitical uncertainty and the related affects on customers’ budgets, maintain market leadership position, and predict the timing of significant orders. Verisity Ltd. is not under any obligation, and expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

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Verisity, the Verisity logo, and Specman Elite, are either registered trademarks or trademarks of Verisity Design, Inc., in the United States and/or other jurisdictions. All other trademarks are the property of their respective holders.

VERISITY LTD.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
	(unaudited)		(unaudited)
Revenue:
License	$7,605	$8,005	$14,571	$14,690
Maintenance	4,597	4,168	9,101	8,382
Other Services	301	318	528	898

Total revenue	12,503	12,491	24,200	23,970

Total cost of revenue	759	675	1,457	1,443

Gross profit	11,744	11,816	22,743	22,527
Operating expenses:
Research and development	2,626	2,145	5,225	4,433
Sales and marketing	5,400	4,689	10,572	9,408
General and administrative	1,458	1,462	2,848	2,681
Stock-based compensation	66	60	32	209

Total operating expenses	9,550	8,356	18,677	16,731

Income from operations	2,194	3,460	4,066	5,796
Other income, net	183	206	350	414

Income before income taxes	2,377	3,666	4,416	6,210

Provision for income taxes	190	440	352	745

Net income	$2,187	$3,226	$4,064	$5,465

Basic earnings per share:
Basic net income per ordinary share	$0.11	$0.17	$0.21	$0.29

Shares used in per share calculation	19,740	18,825	19,680	18,702

Diluted earnings per share:
Diluted net income per ordinary share	$0.10	$0.15	$0.19	$0.26

Shares used in per share calculation	21,348	21,253	21,188	21,236

VERISITY LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2003	December 31, 2002 (1)
	(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$80,673	$79,509
Accounts receivable	7,720	11,963
Other current assets	2,982	2,173

Total current assets	91,375	93,645
Property and equipment, net	2,612	2,277
Other assets	419	495

Total assets	$94,406	$96,417

Liabilities and Shareholders’ Equity:
Current liabilities:
Accounts payable and accrued liabilities	$10,661	$10,665
Deferred revenue	21,716	26,861
Current portion of long-term debt	6	9

Total current liabilities	32,383	37,535
Long-term liabilities	427	533
Long-term portion of deferred revenue	3,926	5,900
Shareholders’ equity:
Share Capital	57,568	56,411
Accumulated deficit	102	(3,962)

Total shareholders’ equity	57,670	52,449

Total liabilities and shareholders’ equity	$94,406	$96,417

(1)	Derived from audited financial statements at December 31, 2002.

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